SCHEDULE 14A

                               (RULE 14A-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (Amendment No. )

      Filed by the registrant |_|
      Filed by a party other than the registrant |X|

      Check the appropriate box:
      |_|   Preliminary proxy statement   |_|   Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
      |_|   Definitive proxy statement
      |X|   Definitive additional materials
      |_|   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

          First Union Real Estate Equity and Mortgage Investments
          -------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                           Gotham Partners, L.P.
          -------------------------------------------------------
                  (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

      |X|   No fee required.
      |_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
            and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value of transaction:

      |_|   Fee paid previously with preliminary materials.
      |_|   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, schedule or registration statement no.:

      (3)   Filing party:

      (4)   Date filed:



For Immediate Release
---------------------

Contacts:   Bill Ackman       or    George Sard/David Reno/Fred Bratman
            David Berkowitz         Sard Verbinnen & Co
            Gotham Partners         (212) 687-8080
            (212) 286-0300


             GOTHAM DENIES FIRST UNION REAL ESTATE ALLEGATIONS;
                    SAYS IT HAS ALERTED SEC OF POSSIBLE
                    PROXY RULE VIOLATIONS BY FIRST UNION

          NEW YORK, MAY 18, 1998 -- Gotham Partners today emphatically denied allegations made by First Union Real Estate (NYSE:FUR) against Gotham, and said that it has alerted the Securities and Exchange Commission to possible violations by First Union of the Federal proxy rules.

          In an apparent act of desperation, First Union, its Board of Trustees, and senior management have continued to issue false and misleading accusations against Gotham in an effort to discredit Gotham and to distract shareholders from First Union's poor business and share price performance. First Union's false allegations are a clear attempt to influence the votes of shareholders at the May 19 Special Meeting. While it may be difficult to stop a public company from making baseless accusations in a public forum, the making of false and misleading statements during a proxy contest is a clear violation of the Federal securities laws. Gotham has therefore brought this matter to the attention of the Securities and Exchange Commission to require First Union to correct the public record.

          Among other accusations, First Union has alleged that Gotham has engaged in "frivolous conduct" in making an application to an Ohio court on May 14, 1998 to insure that Gotham be allowed to present, and that shareholders be allowed to vote upon, Gotham's proposal and nominations at the Company's Special Meeting tomorrow, May 19, 1998.

          In fact, Gotham was forced to act out of concern with statements made in First Union's proxy statement that led Gotham to believe that management might illegally attempt to prevent the consideration of Gotham's proposal and nominations at the May 19 Special Meeting. Previously, Gotham had sought assurance from First Union that Gotham's proposal and nominations would be presented at the meeting. Unfortunately, First Union would not supply this assurance. In a draft agreement relating to procedures for the Special Meeting that Gotham had proposed to First Union, First Union actually deleted a provision stating that Gotham had the right to vote its shares and make its proposals at the meeting. As a result of First Union's intransigence, Gotham sought an order from the Court to insure that shareholders would be given the right to vote on the course of the Company at tomorrow's meeting.

          On May 14, 1998, in the course of considering Gotham's application, the Court referenced the final paragraph of its opinion on March 27, 1998, in which the Court stated:

          The evidence adduced at this hearing demonstrated that the efforts of First Union's management following Gotham's July 14, 1997 letter were primarily motivated by a desire to derail Gotham's efforts to change the Company's course and replace top management. First Union's management's efforts to disenfranchise Gotham do not appear to be designed to protect First Union's REIT status but rather management. All the shareholders should have a fair opportunity to decide the direction of their corporation at the ... meeting.

          The Judge also referenced the record of the hearing on March 31, at which the court ruled that any violation of his order of that date, which included the holding of the May 19 Special Meeting, with no further postponements, would be subject to a contempt hearing. First Union's claim in a recent press release that the Court had denied Gotham's motion is false. Based on assurances to the Court by First Union that it would permit the Gotham proposal and nominations to be presented at the Special Meeting and would allow Gotham to vote all shares it held on the record date, the Court did not rule on Gotham's motion regarding the procedures.

          In a separate claim, the Company stated in a May 14 press release that "it's appalling to learn that Bear Stearns, Gotham's brokerage house, may have gone so far to "borrow" stock on the record date to increase its votes without having to actually buy shares." The statement is cleverly drafted to imply that Gotham was involved in such activity. This is totally false. Gotham has not borrowed any shares and has no knowledge of any such "borrowing." In fact, prior to the issuance of First Union's press release, representatives of Gotham had informed First Union that it had not borrowed any shares nor had any knowledge of such borrowings. Despite this, First Union went ahead with its false allegations.

          First Union's May 14 press release also falsely alleged that Gotham's recent demands indicated that it wants the Trustees to hand over control of First Union without a contest. Actually, it is the so-called "Independent Committee" of First Union's Board of Trustees that has been making proposals to Gotham that would forestall the right of the shareholders to determine the future of the Company. Gotham will not preempt the shareholders from making this determination at tomorrow's Special Meeting.

          First Union's senior management and Board of Trustees have repeatedly shown that they value their own interests ahead of the interests of shareholders. In order to restore credibility to the Company and value for shareholders, the Gotham nominees have pledged to re-focus the priorities of First Union if elected, and to retain new senior management who will work diligently to create value for shareholders.

          Gotham has proposed expanding First Union's Board of Trustees from nine to 15 members, and has nominated a slate to fill the nine seats that would be up for election at the May 19 Special Meeting if the proposal is adopted.

          Gotham Partners is a private investment partnership. First Union is a stapled-stock real estate investment trust (REIT).

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